Exhibit 99.3

Subject: CEO letter to EMPLOYEES

Audience: DR All Employees

Channel: Email

Dear Colleagues:

This is an exciting day in Digital River’s history. Today, we announced that Digital River has entered into a definitive merger agreement to be acquired by an investor group led by Siris Capital Group, a private equity firm based in New York that specializes in technology company investments. Following closing of the acquisition — which we currently expect would be in the first quarter of 2015 — Digital River would no longer be a publicly traded company.

I’d like to share with you what this important decision means for Digital River and our future.

Our decision

Backed by 20 years of experience, a strong balance sheet and world-class roster of clients, Digital River is one of the leading Commerce-as-a-Service providers in the market. Recognizing the strength of our company — and believing in our ability to execute our transformation strategy and capitalize on the growth of the commerce and payments marketplace — Siris approached us with a very attractive proposal. After a thorough evaluation, our board of directors viewed this as a compelling transaction.  This transaction enables us to deliver immediate and substantial value to our shareholders. In fact, at closing everyone who is a shareholder in Digital River will receive a cash payment of $26 per share — which represents a significant 50% premium over the most recent stock price.

I also believe that this transaction will provide substantial benefits to our clients, employees and shareholders. Siris Capital has extensive experience in our industry and this relationship should offer us some important advantages, including enabling us to:

•                  Sharpen our focus so we can execute more aggressively on long-term, high-potential global opportunities;

•                  Accelerate our product and technology transformation; and ultimately

•                  Deliver more value, more quickly for our clients.

The investment Siris is making in Digital River is a clear endorsement of our transformation strategy, the quality of our team and our deep commitment to client success. It is also confirmation of the future potential they see in our company and the commerce marketplace.

Digital River going forward

As we work through the transaction process, we are taking a business-as-usual approach to running the company. There are no plans to change Digital River’s name or headquarters location. The management team will continue to focus on executing our transformation strategy and operating the business, with enhanced attention to aligning our product roadmaps with customer needs, refining our go-to-market strategy based on our competitive positioning and achieving profitable growth across our business segments. Delivering world-class service and solutions to our clients will remain our top priority. With the holidays and the biggest selling season of the year just a few weeks away, our clients are counting on us and we need to stay focused on ensuring their success.

It’s also important that we continue advancing our product-centric transformation strategy — which continues to be the blueprint for how and where we will grow our business and evolve our company. In fact, our work to transform Digital River from a custom services company to a market-leading product organization is more important than ever.

Next steps

Today, we will be holding an All Employee Meeting to talk about the acquisition in more detail. To accommodate schedules, we will be holding the meeting twice. Watch for a meeting invitation from Digital River Communications shortly. Going forward, we plan to keep you updated on the acquisition by posting information to a new section of The Current called the Answer Zone, sending out email messages and holding town hall meetings as needed. Later today, you will find the Answer Zone on the Work Resources page of the Current. We’ll also be providing an update during our Q3 All Employee Meeting on Nov. 6.

As is customary during this kind of acquisition process, Digital River will immediately enter into what’s called a “go shop” period for the next 45 days. During this time, the company will be permitted to solicit alternative acquisition proposals from other potential acquirers.  If a superior offer does not emerge, we anticipate closing the transaction with Siris in the first quarter 2015. Until the transaction is completed, Digital River will continue to operate as a public company.

It’s also important to remember that no employees, other than approved corporate spokespeople, should make comments about the acquisition. If you are approached with questions about the acquisition from outside the company, please direct the inquiry to Gerri Dyrek, gdyrek@digitalriver.com.

A historic day for Digital River

I came to Digital River just over a year-and-a-half ago. I was drawn here by our world-class team of experts, our global footprint, our innovative SaaS technology and most importantly our unparalleled client base. Today, I am even more excited about the incredible potential in the company. With this acquisition, we will be even better positioned to deliver on our vision of setting the standard for commerce technology and services around the world. Thank you for your commitment each and every day to our company and our clients — you are helping us shape our future.

Dave

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Digital River.  In connection with the proposed merger, Digital River intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A.  Following the filing of the definitive proxy statement with the SEC, Digital River will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT DIGITAL RIVER WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DIGITAL RIVER AND THE PROPOSED MERGER. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the proposed merger (when they become available), and any other documents filed by Digital River with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at Digital River’s website, www.digitalriver.com, or by contacting Investor Relations by directing a request to Digital River, Inc., Attention: Investor Relations, 10380 Bren Road West, Minnetonka, MN 55343, or by calling 952-225-3351.

Digital River and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Digital River’s stockholders with respect to the proposed merger. Information about Digital River’s directors and executive officers and their ownership of Digital River’s common stock is set forth in the proxy statement for Digital River’s 2014 Annual Meeting of Shareholders, which was filed with the SEC on April 11, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.

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